Exhibit 10.44
SUBLEASE AGREEMENT
     This Sublease Agreement (this “Sublease”) is made as of the ___ day of February, 2009 (the “Effective Date”) by and between CENTEX HOMES a Nevada general partnership, having an address at 2728 N. Harwood, Dallas TX 75201 (“Sublandlord”) and Opus Healthcare Solutions, Inc., a Texas corporation having an address at 12301 Research Blvd., Building IV, Suite 200, Austin, TX 78759 (“Subtenant”).
     Pursuant to a lease agreement dated May 23, 2005 and the first amendment thereto dated April 17, 2006 (the “Master Lease”), copies of which are annexed to this Sublease as Exhibit A, between Carr Texas OP, LP, a Delaware limited partnership, as landlord (“Landlord”) and Sublandlord, as tenant, Sublandlord leased from Landlord a total of approximately thirty-nine thousand two hundred twenty-six (39,226) rentable square feet in the building known as Riata Corporate Park 2 (the “Building”) and having an address at 12301-B Riata Trace Parkway, Austin, Texas (the “Premises”). The term “Master Lease” includes any amendments or modifications thereto and any other agreements concerning the Premises. Sublandlord now desires to sublease to Subtenant and Subtenant desires to sublease from Sublandlord a portion of the Premises described as approximately twenty-one thousand one hundred forty-eight (21,148) rentable square feet on the second floor of the Building (the “Subleased Premises”), as determined in accordance with The Standard Method for Measuring Floor Area in Office Buildings (ANSI/BOMA 265.1-1996, published by the Building Owners and Managers Association).
     For good and valuable consideration, the receipt whereof is acknowledged by the parties, Sublandlord and Subtenant agree as follows:
1. Sublease of Premises — AS-IS Condition. Sublandlord hereby subleases to Subtenant and Subtenant hereby subleases from Sublandlord the Subleased Premises in accordance with the terms and conditions of this Sublease. Subtenant has inspected the Subleased Premises, is satisfied with its condition and hereby accepts the Subleased Premises in its “AS IS” condition. ADDITIONALLY, SUBLANDLORD SHALL MAKE NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE LEASEHOLD IMPROVEMENTS IN THE SUBLEASED PREMISES. ALL IMPLIED WARRANTIES WITH RESPECT THERETO, INCLUDING, BUT NOT LIMITED TO, THOSE OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE EXPRESSLY NEGATED AND WAIVED.
2. Sublease Term and Access to the Subleased Premises.
     a. Term. The term (the “Term”) of this Sublease shall commence on April 1, 2009 (the “Commencement Date”), unless extended pursuant to Paragraph 23 below, and shall expire on October 31, 2010 (the “Expiration Date”), unless sooner terminated or extended, as provided herein. Sublandlord retains all rights to terminate the Master Lease as provided therein and this Sublease is subject to such rights. If the Master Lease expires or is terminated for any reason whatsoever, including any termination by Sublandlord, this Sublease shall terminate automatically, and the parties hereto shall be relieved of all liabilities and obligations hereunder, except for those which accrued prior to the date of such termination. During the Term, Sublandlord shall pay all Rent as it becomes due under the Master Lease and shall not otherwise intentionally cause a termination of the Master Lease.
     b. Prior Access. Notwithstanding the foregoing, provided Landlord has given its written consent to this Sublease in accordance with the provisions of Paragraph 23 below, as of February 15, 2009 and prior to the Commencement Date (the “Move-In Period”), Subtenant shall have a license to enter into the Subleased Premises for the sole purpose of preparing the Subleased Premises for Subtenant’s future use thereof, including the installation of a server room, telephone equipment, computer, cabling and office furnishings (the “Move-In Work”), which such Move-In Work shall be subject to Sublandlord and Landlord’s prior written consent. Subtenant hereby acknowledges and agrees that, during the Move-In Period, (i) Subtenant shall not have exclusive access to the Subleased Premises, (ii) Sublandlord may continue to store furniture, equipment and other items in the Subleased Premises and (iii) the Subleased Premises are not required to be in a “broom clean” condition. Subtenant shall have no obligation to pay Base Rent during the Move-In Period, but all other terms and provisions of this Sublease shall apply to Subtenant’s use of the Subleased Premises during the Move-In Period, including, without limitation, Subtenant’s obligation to obtain and maintain insurance in accordance with the provisions of Paragraph 16 below. Notwithstanding the foregoing, in no event shall the Move-In Work extend or delay the Commencement Date. Sublandlord hereby agrees to surrender and deliver possession of the Subleased Premises in a “broom clean” condition on or before February 27, 2009.
3. Rent and Other Charges.
     a. Rent. Beginning on the Commencement Date, Subtenant shall pay total base rent (“Base Rent”) for the Premises in the amount of $26,435.00 per month, payable on or before the first day of each consecutive calendar month. Subtenant is not obligated to pay any Operating Cost Share Rent or Operating Costs (as defined in the Master Lease), but Subtenant is obligated to pay Additional Rent required to be paid under the Master Lease for such items as excessive use of services, the performance of special services by Landlord that are not charged as part of Excess Operating Costs, and indemnification payments.
     b. Utilities. In the event Landlord requests that either Sublandlord or Subtenant separately meter the Subleased Premises for utilities including, but not limited to electric or gas services, (i) Subtenant shall arrange with the utility company and/or Landlord to have the meter billed directly to Subtenant, (ii) Subtenant shall pay for all utility services consumed in the Subleased Premises and (iii) Subtenant shall reimburse Sublandlord for any and all utility charges actually incurred by Sublandlord arising from and after the Commencement Date until such use is separately billed to Subtenant.
     c. Payment. All Rent shall be paid by Subtenant to Sublandlord by check made payable to Centex Homes and shall be sent to:
Centex Service Co.
P.O. Box 841593
Lock Box #841593
Dallas, TX 75284-1593
     d. Late Payments. In addition to all other remedies which Sublandlord may have at law, in the event that Subtenant fails to make any payment for which it is obligated under this Sublease within five (5) business days of its due date, the amount of such payment shall bear interest at the greater of (i) the rate of interest applicable to late payments under the Master Lease, and (ii) rate of one and one-half percent (1 1/2%) per month for each month or fraction of a month such payment is late. In the event that the legal limit of the interest rate chargeable for late payments is less than 1 1/2% per month, then the late payments shall bear interest at the highest permissible legal rate of interest.
     e. Rent All sums due to Sublandlord from Subtenant shall constitute Rent under this Sublease and will be subject to all the terms and conditions for payment as set forth in this Sublease.
4. Security Deposit: First Month’s Rent.
     a. Security Deposit. Upon the Effective Date, Subtenant shall deposit with Sublandlord, as security for Subtenant’s faithful performance of all terms, covenants and conditions of this Sublease, the sum of $26,435.00. This deposit is to be retained by Sublandlord until the expiration or sooner termination of this Sublease and shall be returned to Subtenant within ten (10) business days thereafter provided that (i) the Subleased Premises have been vacated; (ii) Sublandlord shall have inspected the Subleased Premises after such vacation and found the Subleased Premises to be in the condition required pursuant to the Master Lease; and (iii) Subtenant shall have complied with all of the terms, covenants, and conditions of this Sublease. Otherwise, the deposit paid pursuant to this Paragraph 4(a) may be retained by Sublandlord, at its option, as liquidated damages, or may be applied by Sublandlord at any time during the Term of this Sublease against any actual loss, damage or injury chargeable to

Subtenant. If any portion of the deposit is so used or applied, Subtenant shall, within five (5) business days after written demand from Sublandlord, deposit with Sublandlord an amount sufficient to replace the amount of the deposit so used or applied. Subtenant shall not be entitled to apply the deposit to the last payment of Rent or any other payment due under this Sublease.
     b. First Month’s Rent. Upon the Effective Date, Subtenant shall pay to Sublandlord the first month’s Rent in the amount of $26,435.00.
5. Use. Subtenant shall use the Subleased Premises only for general office purposes and for no other purpose.
6. Quiet Possession. Sublandlord has the right to sublease the Subleased Premises for the Term of this Sublease, subject to the provisions of Paragraph 23 following, and agrees that Subtenant, upon paying the Rent and performing and observing the covenants and conditions to be performed and kept by it as provided in this Sublease, shall have the peaceable and quiet possession of the Subleased Premises during the Term of this Sublease.
7. Services. Sublandlord shall have no liability or responsibility for the provision of any services to the Subleased Premises. Rather, Landlord will provide such services in accordance with the terms of the Master Lease. No failure of Landlord to provide services, and no interruption in the provision of such services, shall cause Sublandlord to be in default under this Sublease nor shall Subtenant be entitled to an abatement of Rent or to terminate this Sublease.
8. Alterations. Subtenant shall make no alterations to the Subleased Premises without both Sublandlord’s and Landlord’s prior written consent. Notwithstanding the foregoing, in the event Sublandlord and Landlord grant such consent, Subtenant may make alterations to the Subleased Premises provided that (i) any such alterations shall be made in accordance with the provisions of Section 5 of the Master Lease, (ii) any such alterations shall be made at Subtenant’s sole cost and expense and (ii) at the expiration of the Term, Subtenant shall be responsible for the sole cost and expense of restoring the Subleased Premises to the condition so requested by Landlord.
9. Repairs and Maintenance. To the extent of Sublandlord’s obligations as the tenant under the Master Lease, Subtenant shall maintain the Subleased Premises in good, safe, sanitary condition and repair, subject to ordinary wear and tear, and promptly repair any damage caused by Subtenant, its employees, agents, contractors, customers, clients, or other parties lawfully at the Subleased Premises. Subtenant shall obtain and maintain in full force and effect throughout the Term of this Sublease a contract with a reputable service company for the upkeep and maintenance of the heating, ventilating, and air conditioning system servicing the Subleased Premises to the extent required under the Master Lease, and shall provide a copy of such contract and all renewals to Sublandlord. Sublandlord shall have no liability or responsibility for maintenance, repairs, rebuilding or restoration of the Subleased Premises. No failure of Landlord to provide such maintenance, repairs, rebuilding or restoration shall cause Sublandlord to be in default under this Sublease nor shall Subtenant be entitled to an abatement of rent or to terminate this Sublease.
10. Entry by Landlord and Sublandlord. Subtenant shall permit Landlord and Sublandlord and their agents and representatives to enter upon the Subleased Premises for the purposes and under the conditions set forth in the Master Lease.
11. Environmental Conditions. Subtenant shall not bring or cause to be brought to the Premises, or produce on the Subleased Premises, any hazardous substances (“Hazardous Substances”) which are regulated by any Federal, State or local statutes or ordinances. Hazardous Substances shall include any substances declared to be hazardous or toxic under any law or regulation now or hereafter enacted or promulgated by any governmental or quasi-governmental authority having jurisdiction. Subtenant shall not cause or permit its employees, agents, licensees, contractors, customers, or any other parties coming onto or into the Subleased Premises for any reason, to cause the use, generation, release, manufacture, production, processing, storage, or disposal of any Hazardous Substances on or from the Subleased

Premises. Further, Subtenant shall not cause any hazardous condition to occur on the Subleased Premises or conduct any business or operations on the Subleased Premises which are reasonably deemed by Sublandlord’s or Landlord’s insurance carriers to constitute a material increase in the risks initially insured as they pertain to hazardous materials or hazardous activities, or which would increase Landlord’s or Sublandlord’s property or liability insurance premiums. In the event Subtenant breaches the provisions of this Paragraph 11, Subtenant shall, in accordance with applicable laws, promptly remove the Hazardous Substances and cease the business or operations which are hazardous. In the event Subtenant shall fail to comply with the provisions of this Paragraph 11, Sublandlord, in addition to all other rights and remedies provided to it in this Sublease, shall have the right to immediately terminate this Sublease and to take all actions legally permissible to remove Subtenant and its property from the Premises. The obligations of this Paragraph 11 are in addition to any provision in the Master Lease concerning environmental conditions or issues. It is expressly agreed by Subtenant that its indemnification obligations under this Sublease, and all the terms and conditions thereof pursuant to Paragraph 19, apply to this Paragraph 11.
12. Surrender of Premises. Subtenant shall immediately vacate and surrender the Subleased Premises on the expiration or any earlier termination date of this Sublease, and shall simultaneously remove all of Subtenant’s furnishings, equipment, and all other personal property from the Subleased Premises. Subtenant also shall comply with all provisions of the Master Lease with respect to the surrender of the Subleased Premises upon expiration of the Master Lease. If Subtenant fails to remove any of its property within five (5) days thereafter, Sublandlord shall have the right, in Sublandlord’s sole discretion, to deem all or any part of such property abandoned and to remove, store, or dispose of Subtenant’s property in any manner it elects without any obligation to account for the value of such property or to make any payment therefor to Subtenant. If Subtenant shall fail to vacate the Subleased Premises or remove any of its property as described above, then Sublandlord, in addition to any other rights and remedies it may have pursuant to the Master Lease, this Sublease, or at law or in equity, shall have the right to receive and Subtenant shall pay as penalty and not as Rent, an amount equal to 200% of the Base Rent due for each day after the expiration or termination date that Subtenant and/or its property remains in the Subleased Premises.
13. Incorporation of Master Lease.
     a. This Sublease is subject and subordinate to the Master Lease. Except as may be inconsistent with the terms and provisions hereof, the terms and provisions of the Master Lease shall be applicable to this Sublease and shall be incorporated into this Sublease as if Sublandlord was the lessor under the Master Lease and Subtenant was the lessee under the Master Lease. Where reasonably necessary, the terms of the Master Lease as incorporated into this Sublease shall be construed in light of the fact that Sublandlord (unlike Landlord) does not own a fee interest in the Subleased Premises but only a leasehold interest under the Master Lease.
     b. Landlord’s performance in accordance with the Master Lease shall fulfill the equivalent obligation of Sublandlord hereunder. As between the parties hereto, if the terms of this Sublease conflict with the terms of the Master Lease, then the terms of this Sublease shall control. Subtenant shall perform and observe all the obligations, covenants, indemnities, and conditions contained in the Master Lease on Sublandlord’s part that are incorporated herein above by reference. Subtenant will not cause or allow to be caused any default under the Master Lease. Subtenant hereby indemnifies and holds Sublandlord harmless from and against any claim, loss, damage, expense (including without limitation reasonable attorneys’ fees and costs) or liability arising under the Master Lease, from or related to Subtenant’s failure to perform Subtenant’s obligations under this Sublease, or arising from a default under the Master Lease caused by Subtenant, including without limitation those obligations of Sublandlord pursuant to the Master Lease which are incorporated herein by reference. Subtenant acknowledges that it has received and reviewed the Master Lease, in the form attached hereto as Exhibit A. Subtenant is not relying on, and Sublandlord has made no representations regarding, the interpretation of the terms of the Master Lease.
     c. Sublandlord shall be entitled to the same rights, privileges, options, and remedies available to Landlord under the Master Lease and such rights, privileges, options and remedies are hereby incorporated in this Sublease. Subtenant acknowledges that it is bound by the same responsibilities, limitations, and duties of the tenant under the Master Lease and that such responsibilities, limitations, and duties are hereby incorporated in this Sublease.
14. Option to Renew or Extend Master Lease. Sublandlord shall retain all right, and Subtenant shall have no right, to exercise any renewal, expansion, refusal, contraction, termination, preferential or other rights contained in the Master Lease to increase or decrease the size of the Premises or the Subleased Premises, extend or shorten the term of the Master Lease, or terminate the Master Lease.
15. Partial Lease Provisions.
     a. Allocation of Rent. To the extent any charges payable under the Master Lease, and payable under this Sublease, are payable on a per square foot basis, such as Additional Rent, then such charges shall also be allocated to the Subleased Premises on a per square foot basis.
     b. Parking. Subtenant shall be entitled to use eighty-five (85) of the parking spaces to which Sublandlord is entitled under the Master Lease, at no additional cost.
     c. Signs. Sublandlord shall retain all signage and building naming rights contained in the Master Lease. Subtenant shall have no right to install any signs on the exterior of the Subleased Premises, the Premises, or the building in which the Premises is located. Notwithstanding the foregoing, and subject to the prior written approval of both Landlord and Sublandlord, in their respective sole and absolute discretion, Subtenant may install, at Subtenant’s sole cost and expense, standard directory and suite signage.
     d. Elevator Lobby. Subject to the prior written approval of both Landlord and Sublandlord, in their respective sole and absolute discretion, Subtenant may utilize the elevator lobby of the Building on floor 2 as its reception area; provided, however, that such use shall not interfere with or otherwise disturb the access of other tenants in the Building to their respective leased premises or interrupt the business operations of other tenants in the Building.
16. Insurance.
     a. As of the Effective Date, Subtenant shall provide and keep in force during the Term commercial general liability insurance with a combined single limit of $1,000,000 per occurrence covering the Subleased Premises, Fire Legal Liability limits of $300,000; Property insurance covering subtenants betterments and improvements and personal property; along with any other insurance required to be maintained by the tenant under the Master Lease. The policies shall name Landlord and Sublandlord as additional insureds and shall provide for at least thirty (30) days written notice before cancellation or material change in the policy. Subtenants policies shall waive all rights of subrogation against Landlord and Sublandlord and shall be primary insurance and not excess over any liability insurance provided by Landlord or Sublandlord. Subtenant shall provide to Sublandlord a certificate of insurance as evidence of coverage prior to Subtenant’s occupancy of the Premises and shall promptly furnish Sublandlord with a renewal certificate on or before the date of the expiration of the policy then in effect.
     b. Anything in this Sublease to the contrary notwithstanding, Sublandlord and Subtenant each hereby waives any and all rights of recovery, claim, action or cause-of-action, against each other, and the Landlord, and their agents (including partners, both general and limited), officers, directors, shareholders, customers, invitees, or employees, for any loss or damage that may occur to the Subleased Premises, the Premises, and the building in which they are located, or any improvements thereto, or any improvements thereon, or any personal property of such party therein, by reason of fire, the elements or any other cause which is actually insured against by Landlord, Sublandlord or Subtenant, as the case may be, regardless of cause or origin, including negligence of the other party hereto, its agents, partners, shareholders, officers, directors, customers, invitees or employees, and covenants that no insurer shall hold any right of subrogation against such other party.

17. Subtenant Renewal, Provided that (i) the Master Lease has not been terminated, (ii) this Sublease has not been terminated, (iii) an event of default has not occurred and (iv) Sublandlord has granted its consent thereto, which consent may be withheld in Sublandlord’s sole and absolute discretion, Subtenant is hereby granted the right (“Subtenant’s Renewal Right”) to extend the Term of this lease until April 30, 2013, which is the termination date as set forth in the Master Lease (the “Termination Date”) (such that Subtenant’s sublease of the Subleased Premises will be coterminous with Sublandlord’s lease of the Premises). In the event Subtenant desires to exercise the Subtenant Renewal Right, Subtenant shall deliver to Sublandlord one hundred eighty (180) days prior written notice of its intent to renew. If Subtenant timely delivers the such notice to Sublandlord, Sublandlord shall deliver to Subtenant no later than one hundred twenty (120) days prior written notice of whether Sublandlord will consent to the exercise of Subtenant’s Renewal Right. The “Renewal Term” shall commence on the day after the Expiration Date and shall expire on the Termination Date, subject to Paragraph 2 above. Subtenant shall pay Base Rent during such Renewal Term in accordance with the following schedule:

	Base Rent	Payment per month for
Period	rate	applicable period

November 1, 2010 - February 28, 2011	$20.90	$36,833.00
March 1, 2011- February 29, 2012	$21.375	$37,670.00
March 1, 2012 - April 30, 2013	$21.85	$38,507.00
     Notwithstanding the foregoing, nothing contained herein shall be deemed to obligate Sublandlord to consent to any such renewal. In the event Sublandlord does not consent to Subtenant’s exercise to Subtenant Renewal Right, the Term shall expire on the Expiration Date in accordance with Paragraph 2 above and Subtenant shall vacate the premises in accordance with Paragraph 12 above.
18. Furniture and Equipment.
     a. Sublandlord hereby grants to Subtenant, and Subtenant hereby accepts from Sublandlord, a license to use all those items of furniture (the “Furniture”) belonging to Sublandlord listed on Exhibit B attached hereto and made a part hereof until the earlier to occur of (i) the termination of this Sublease or (ii) the expiration of the Term or the Renewal Term, if applicable. In the event this Sublease is not otherwise terminated, and so long as an event of default has not occurred, upon the expiration of the Term or the Renewal Term, as applicable, Subtenant shall have the right to purchase those items of furniture listed on Exhibit C attached hereto and made a part hereof from Sublandlord for a purchase price of One and No/100 Dollar ($1.00).
     b. FOR SEVEN THOUSAND FIVE HUNDRED AND NO/100 DOLLARS ($7,500.00) AND OTHER GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged and confessed, Sublandlord does hereby bargain, assign, and sell to Subtenant all Sublandlord’s right, title and interest in and to the IT equipment (the “Equipment”) listed on Exhibit D attached hereto and made a part hereof. Subtenant shall pay any federal, state or local sales, use, or value added tax which may be due as a result of this transfer.
     c. SUBTENANT UNDERSTANDS AND AGREES THAT THE FURNITURE AND THE EQUIPMENT ARE BEING SOLD AND CONVEYED “AS IS”, “WHERE IS”, “WITH ALL FAULTS” THAT MAY EXIST AS OF THE EFFECTIVE DATE, AND WITH ANY AND ALL LATENT AND PATENT DEFECTS. SUBLANDLORD SPECIFICALLY DISCLAIMS ANY AND ALL WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE FURNITURE AND THE EQUIPMENT, AND SUBTENANT HEREBY EXPRESSLY WAIVES ANY IMPLIED COVENANTS. SUBLANDLORD HAS NOT MADE AND DOES NOT HEREBY MAKE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER WHATSOEVER WITH RESPECT TO THE FURNITURE AND THE EQUIPMENT, THEIR CONDITION, THEIR COMPLIANCE WITH LAWS, INCOME TO BE DERIVED THEREFROM, OR EXPENSES TO BE INCURRED WITH RESPECT THERETO, THE OBLIGATIONS, RESPONSIBILITIES OR LIABILITIES RELATING TO THE

FURNITURE AND THE EQUIPMENT, OR ANY OTHER MATTER OR THING RELATING TO OR AFFECTING THE FURNITURE AND THE EQUIPMENT.
19. Indemnification. Subtenant shall indemnify and hold harmless Landlord, Sublandlord, their affiliates and subsidiaries, and their employees, agents, successors, assigns, officers and directors from and against any and all claims, demands, causes of action, damages or penalties arising in connection with (i) Subtenant’s use or occupancy of the Subleased Premises, (ii) the conduct of Subtenant’s business or from any activity, work or things done, permitted or suffered by Subtenant in or upon the Subleased Premises, (iii) the Furniture and the Equipment or (iv) any breach by Subtenant of any terms and conditions of this Sublease or Master Agreement. Subtenant shall not be liable for any damage or injury caused solely by the negligence or intentional acts of Landlord, Sublandlord, or their respective employees, agents, or contractors occurring at the Subleased Premises. The provisions of this Paragraph 19 shall survive the expiration or sooner termination of this Sublease.
20. Default. Should Subtenant fail to pay any Rent due or any other sum required to be paid by Subtenant to Sublandlord hereunder, or should Subtenant default in the performance of any other covenant or condition on Subtenant’s part to be performed and such default, if with respect to Rent, is not cured within the shorter of (a) five (5) business days after Subtenant’s receipt of written notice from Sublandlord or within thirty (30) days after receipt of written notice with respect to other defaults in performance, specifying the nature of such alleged default, or (b) the period required under the Master Lease, Sublandlord shall have the right to terminate this Sublease and shall have all such other rights and remedies as are afforded at law or in equity to a landlord upon default by a tenant, and Subtenant shall indemnify and hold harmless Sublandlord from all damages resulting from such default; provided, however, if the nature of the default (other than failure to pay Rent) is such that it cannot be cured within such period, then Subtenant shall not be deemed to be in default if Subtenant shall have commenced the cure of such default within such period and thereafter diligently prosecutes such cure to completion except to the extent such failure constitutes a default under the Master Lease. The indemnification obligation pursuant to this Paragraph 20 shall survive the expiration or sooner termination of this Sublease.
21. Brokers. Except for Commercial Real Estate Solutions (“Subtenant’s Broker”), Subtenant hereby represents that it has not employed any broker or finder in connection with this Sublease Agreement. Subtenant has agreed to pay Subtenant’s Broker pursuant to the terms of a separate agreement. Except for The Staubach Company (“Sublandlord’s Broker”), Sublandlord hereby represents that it has not employed any broker or finder in connection with this Sublease Agreement. Sublandlord has agreed to pay Sublandlord’s Broker pursuant to the terms of a separate agreement. Subtenant agrees to indemnify and hold harmless Sublandlord from and with respect to any claims for a brokerage commission, finder’s fee or similar payment with respect to this Sublease that is made by any party claiming by, through or under Subtenant. Similarly, Sublandlord agrees to indemnify and hold harmless Subtenant from and with respect to any claims for a brokerage fee, finder’s fee or similar payment with respect to this Sublease that is made by a party claiming by, through or under Sublandlord.
22. Miscellaneous Provisions.
     a. Notices. All notices, requests, consents and other communications required or permitted under this Sublease shall be in writing (including electronic transmission) and shall be (as elected by the person giving such notice) hand delivered by messenger, sent by a reputable overnight courier service, electronically transmitted, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to:

If to Subtenant:	Opus Healthcare Solutions 12 301-B Riata Trace Pk cuq. Austin, TX 78727 Attn: Fred Beck Phone: 512-336-7200 Fax: 512-336-4479

If to Sublandlord:	Centex Homes c/o SRS Real Estate Partners Lease Administration, File ID # __________ 15660 N. Dallas Parkway, Suite 1200 Dallas, TX 75248

With copy to:

Centex Homes 2728 N. Harwood Dallas, TX 75201 Attention: Director of Facilities
or to such other address as any party may designate by notice complying with the terms of this Section. Each such notice shall be deemed delivered (a) on the date delivered if by personal delivery or reputable overnight carrier service; (b) on the date of transmission with confirmed answer back if by electronic transmission; and (c) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.
     b. Assignment and Subletting. Subject to the limitations in the Master Lease and below, Subtenant shall have the right to assign, in whole or in part, all its rights and obligations hereunder upon the written consent of Sublandlord; provided, however, such assignment shall in any event be subject to the approval of Landlord. No transfer or assignment by Subtenant shall release Subtenant of Subtenant’s obligations hereunder or affect the primary liability of Subtenant to perform all obligations to be performed by Subtenant hereunder. Sublandlord shall have the right, in its sole discretion, to withhold consent to any request from Subtenant with respect to any proposed assignment or subletting. Sublandlord shall have the right to transfer and assign, in whole or in part, all its rights and obligations hereunder. Upon request by Sublandlord, Subtenant agrees to execute a certificate certifying such facts (if true) as Sublandlord may reasonably require in connection with any such assignment by Sublandlord.
     c. Governing Law. This Sublease shall be governed by the laws of the state in which the Premises are located.
     d. Severability. If any provision of this Sublease is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Sublease shall not be affected thereby, and this Sublease shall be valid and enforceable to the fullest extent permitted by law.
23. Landlord’s Consent. This Sublease shall not become effective and shall not bind the parties until Landlord has given its consent to this Sublease. Subtenant may not occupy the Subleased Premises prior to receiving Landlord’s consent to this Sublease. If Landlord does not give its consent within thirty (30) days after the date first written above, either party may terminate this Sublease upon five (5) business days notice. In the event of such termination, Sublandlord shall promptly refund any monies paid to it by Subtenant. Notwithstanding the foregoing, in the event (i) Landlord fails to give its consent prior to April 1, 2009 and (ii) neither Sublandlord nor Subtenant have terminated this Sublease in accordance with the provisions of this Paragraph 23, the Commencement Date shall be extended until such date that Landlord gives its consent to this Sublease.
[SIGNATURE PAGE FOLLOWS.]

     Sublandlord and Subtenant have executed this Sublease as of the Effective Date.

Sublandlord:		Subtenant:
CENTEX HOMES,		OPUS HEALTHCARE
a Nevada general partnership		a ________________________

By:	Centex Real Estate Corporation A Nevada corporation, managing general partner

By:	/s/ Chris Werth	By:	/s/ Fred Beck

	Print Name: Chris Werth		Print Name: Fred Beck
	Title: Division President		Title: President
By execution of this Sublease, Landlord consents to the sublease of the Premises to Subtenant on the terms and conditions set forth in this Sublease.

Landlord: CARR TEXAS OP, LP, a Delaware limited partnership
By:	Carr Texas OP GP, LLC
a Delaware limited liability company
its general partner

By:	Carr Office Park, LLC
a Delaware limited liability company
its sole member

By:	CarrAmerica Realty Operating Partnership, LP,
a Delaware limited partnership
its managing member

By:	CarrAmerica Realty Corporation,
a Maryland corporation
its general partner

By:
Print Name:
Title:
Date:

EXHIBIT A
MASTER LEASE AND FIRST AMENDMENT
[see attached]

EXHIBIT B
INVENTORY OF FURNITURE SUBJECT TO LICENSE TO USE BY SUBTENANT

Description	Total
chair, black leather	2
chair, stationary	68
chair, wheels	100
corner desk	2
cubes	46
desk	24
desk, metal- small	1
desk, metal- wheels	1
hutch for desk	2
hutch for two drawer cabinet	2
large conference table	2
metal cart, wheels	1
modular desk	25
short tables, square	2
small chair, stationary	8
table, folding	1
table, medium	1
table, round	6
table, semicircle	1
table, square	5
table, square, wheels	1
tables, square	2
tall tables, square	2
Other file cabinets, storage items, book shelves, and other miscellaneous items to be determined after Sublandlord vacates the 2nd floor.

EXHIBIT C
INVENTORY OF FURNITURE SUBJECT TO PURCHASE BY SUBTENANT

Description	QTY
chair, stationary	34
chair, wheels	50
corner desk	1
cubes	46
desk	12
desk, metal- small
desk, metal- wheels	1
hutch for desk	1
hutch for two drawer cabinet	1
large conference table	1
metal cart, wheels	1
modular desk	12
short tables, square	1
small chair, stationary	8
table, folding	1
table, medium	1
table, round	3
table, semicircle	1
table, square	2
table, square, wheels	1
tables, square	1
Other file cabinets, storage items, book shelves, and other miscellaneous items to be determined after Sublandlord vacates the 2nd floor.

EXHIBIT D
IT EQUIPMENT PURCHASED BY SUBTENANT

Description	Serial Number	QTY

Cisco Systems Catalyst 2950 Series	FHK0934Y06D	1
Cisco Systems Catalyst 2950 Series	FHK0934Z06V	1
Cisco Systems Catalyst 2950 Series	FHK0936W01U	1
Cisco Systems Catalyst 2950 Series	FHK0936W02L	1
Cisco Systems Catalyst 2950 Series	FHK0936X03N	1
Cisco Systems Catalyst 2950 Series	FOC0848Z0UE	1

TENANT: CENTEX HOMES, a Nevada general partnership
By:	Centex Real Estate Corporation, a Nevada corporation, its managing partner

By:	/s/ Bryan Swindell
	Name:	Bryan Swindell
	Title:	Division President

Address:

Date signed:	5/25/05

APPENDIX A
LEGAL DESCRIPTION OF LAND AND PLAN OF THE PREMISES
Lot 2, Block A, Riata Corporate Park Sec 1, according to the map or plat thereof in the Official Public Records of Travis County Texas.

A-1

APPENDIX B
RULES AND REGULATIONS
     1. Tenant shall not place anything, or allow anything to be placed near the glass of any window, door, partition or wall which may, in Landlord’s judgment, appear unsightly from outside of the Building.
     2. The Building directory shall be available to Tenant solely to display names and their location in the Building, which display shall be as directed by Landlord.
     3. The sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by Tenant or used by Tenant for any purposes other than for ingress to and egress from the Premises. Tenant shall lend its full cooperation to keep such areas free from all obstruction and in a clean and sightly condition and shall move all supplies, furniture and equipment as soon as received directly to the Premises and move all such items and waste being taken from the Premises (other than waste customarily removed by employees of the Building) directly to the shipping platform at or about the time arranged for removal therefrom. The halls, passages, exits, entrances, elevators, stairways, balconies and roof are not for the use of the general public and Landlord shall, in all cases, retain the right to control and prevent access thereto by all persons whose presence in the judgment of Landlord, reasonably exercised, shall be prejudicial to the safety, character, reputation and interests of the Building. Neither Tenant nor any employee or invitee of Tenant shall go upon the roof of the Building.
     4. The toilet rooms, urinals, wash bowls and other apparatuses shall not be used for any purposes other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein, and to the extent caused by Tenant or its employees or invitees, the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by Tenant.
     5. Tenant shall not cause any unnecessary janitorial labor or services by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness.
     6. Tenant shall not install or operate any refrigerating, heating or air conditioning apparatus (other than a household-type refrigerator), or carry on any mechanical business without the prior written consent of Landlord; use the Premises for housing, lodging or sleeping purposes; or permit preparation or warming of food in the Premises (warming of coffee and individual meals with employees and guests excepted). Tenant shall not occupy or use the Premises or permit the Premises to be occupied or used for any purpose, act or thing which is in violation of any Governmental Requirement or which may be dangerous to persons or property.
     7. Tenant shall not bring upon, use or keep in the Premises or the Building any kerosene, gasoline or inflammable or combustible fluid or material, or any other articles deemed hazardous to persons or property, or use any method of heating or air conditioning other than that supplied by Landlord.

     8. Landlord shall have sole power to direct electricians as to where and how telephone and other wires are to be introduced. No boring or cutting for wires is to be allowed without the consent of Landlord. The location of telephones, call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord.
     9. No additional locks shall be placed upon any doors, windows or transoms in or to the Premises. Tenant shall not change existing locks or the mechanism thereof. Upon termination of the lease, Tenant shall deliver to Landlord all keys and passes for offices, rooms, parking lot and toilet rooms which shall have been furnished Tenant.
          In the event of the loss of keys so furnished, Tenant shall pay Landlord therefor. Tenant shall not make, or cause to be made, any such keys and shall order all such keys solely from Landlord and shall pay Landlord for any keys in addition to the two sets of keys originally furnished by Landlord for each lock.
     10. Tenant shall not install linoleum, tile, carpet or other floor covering so that the same shall be affixed to the floor of the Premises in any manner except as approved by Landlord.
     11. No furniture, packages, supplies, equipment or merchandise will be received in the Project or carried up or down in any elevator, except between such hours and in such elevator as shall be designated by Landlord, and with such padding or other precautions as may be required by Landlord. Tenant shall not take or permit to be taken in or out of other entrances of the Building any item normally taken in or out through any trucking concourse or service doors.
     12. Tenant shall cause all doors to the Premises to be closed and securely locked and shall turn off all utilities, lights and machines before leaving the Building at the end of the day.
     13. Without the prior written consent of Landlord, Tenant shall not use the name of the Building or the Project or any picture of the Building or the Project in connection with, or in promoting or advertising the business of, Tenant, except Tenant may use the address of the Building as the address of its business.
     14. Tenant shall cooperate fully with Landlord to assure the most effective operation of the Premises’ or the Building’s heating and air conditioning, and shall refrain from attempting to adjust any controls, other than room thermostats installed for Tenant’s use. Tenant shall keep corridor doors closed.
     15. Tenant assumes full responsibility for protecting the Premises from theft, robbery and pilferage, which may arise from a cause other than Landlord’s negligence, which includes keeping doors locked and other means of entry to the Premises closed and secured.
     16. Peddlers, solicitors and beggars shall be reported to the office of the Project or as Landlord otherwise requests.
     17. Tenant shall not advertise the business, profession or activities of Tenant conducted in the Project in any manner which violates the letter or spirit of any code of ethics adopted by any recognized association or organization pertaining to such business, profession or activities.

     18. No bicycle or other vehicle and no animals or pets shall be allowed in the Premises, halls, freight docks, or any other parts of the Building except that blind persons may be accompanied by “seeing eye” dogs. Tenant shall not make or permit any noise, vibration or odor to emanate from the Premises, or do anything therein tending to create, or maintain, a nuisance, or do any act tending to injure the reputation of the Building or the Project.
     19. Tenant acknowledges that Building or Project security problems may occur which may require the employment of extreme security measures in the day-to-day operation of the Building or the Project.
     Accordingly:
          (a) Landlord may, at any time, or from time to time, or for regularly scheduled time periods, as deemed advisable by Landlord and/or its agents, in their sole discretion, require that persons entering or leaving the Building or the Project identify themselves to watchmen or other employees designated by Landlord, by registration, identification or otherwise.
          (b) Tenant agrees that it and its employees will cooperate fully with Building and Project employees in the implementation of any and all security procedures.
          (c) Such security measures shall be the sole responsibility of Landlord, and Tenant shall have no liability for any action taken by Landlord in connection therewith, it being understood that Landlord is not required to provide any security procedures and shall have no liability for such security procedures or the lack thereof.
     20. Tenant shall not do or permit the manufacture, sale, purchase, use or gift of any fermented, intoxicating or alcoholic beverages without obtaining written consent of Landlord.
     21. Tenant shall not disturb the quiet enjoyment of any other tenant.
     22. Tenant shall not provide any janitorial services or cleaning without Landlord’s written consent and then only subject to supervision of Landlord and at Tenant’s sole responsibility and by janitor or cleaning contractor or employees at all times satisfactory to Landlord.
     23. Subject to the limitations set forth in the Lease, Landlord may retain a pass key to the Premises and be allowed admittance thereto at all times to enable its representatives to examine the Premises from time to time and to exhibit the same; and Landlord may place and keep on the windows and doors of the Premises, during the last six (6) months of the Term, signs advertising the Premises for Rent.
     24. No equipment, mechanical ventilators, awnings, special shades or other forms of window covering shall be permitted either inside or outside the windows of the Premises without the prior written consent of Landlord, and then only at the expense and risk of Tenant, and they shall be of such shape, color, material, quality, design and make as may be approved by Landlord.
     25. Tenant shall not during the term of this Lease canvas or solicit other tenants of the Building for any purpose, except in the ordinary course of Tenant’s business.

     26. Tenant shall not install or operate any phonograph, musical or sound- producing instrument or device, radio receiver or transmitter, TV receiver or transmitter, or similar device in the Building, nor install or operate any antenna, aerial, wires or other equipment inside or outside the Building, nor operate any electrical device from which may emanate electrical waves which may interfere with or impair radio or television broadcasting or reception from or in the Building or elsewhere, without in each instance the prior written approval of Landlord. The use thereof, if permitted, shall be subject to control by Landlord to the end that others shall not be disturbed.
     27. Tenant shall promptly remove all rubbish and waste from the Premises.
     28. Tenant shall not exhibit, sell or offer for sale, rent or exchange in the Premises or at the Project any article, thing or service, except those ordinarily embraced within the use of the Premises specified in Section 6 of this Lease, without the prior written consent of Landlord.
     29. Tenant may list all furniture, equipment and similar articles Tenant desires to remove from the Premises or the Building and deliver a copy of such list to Landlord and procure a removal permit from the Office of the Building authorizing Building employees to permit such articles to be removed. If Tenant fails to provide such list to Landlord or otherwise procure a removal permit, Landlord shall be entitled (but not obligated) to halt such removal until such time as Tenant acknowledges such employee’s authority to remove such items.
     30. Tenant shall not overload any floors in the Premises or any public corridors or elevators in the Building.
     31. Tenant shall not do any painting in the Premises, or mark, paint, cut or drill into, drive nails or screws into, or in any way deface any part of the Premises or the Building, outside or inside, without the prior written consent of Landlord, except as reasonably necessary in the ordinary course of business or as commonly done in decorating or equipping office space, subject to Section 5A of the Lease.
     32. Whenever Landlord’s consent, approval or satisfaction is required under these Rules, then unless otherwise stated, any such consent, approval or satisfaction must be obtained in advance, such consent or approval may be granted or withheld in Landlord’s sole discretion, and Landlord’s satisfaction shall be determined in its sole judgment.
     33. Tenant and its employees shall cooperate in all fire drills conducted by Landlord in the Building.

APPENDIX C
TENANT IMPROVEMENT AGREEMENT
     1. INITIAL IMPROVEMENTS. Landlord shall cause to be constructed, in a good workmanlike manner, the improvements (the “Initial Improvements”) in the Premises in accordance with plans and specifications approved by Tenant and Landlord (the “Plans”), which approvals shall not be unreasonably withheld. The Initial Improvements shall be performed at the Landlord’s cost.
     Landlord shall cause the Plans to be prepared by a professional architect, and mechanical and electrical engineer(s) and based upon the space plans as shown on Appendix C-1 attached hereto using building standard finishes. Within ten (10) business days after the later to occur of (i) the mutual execution of the Lease or (ii) Tenant’s providing to Landlord the preliminary space plans for the Premises and such other information reasonably required by Landlord to commence preparation of the Plans, Landlord shall furnish the initial draft of the Plans to Tenant for Tenant’s review and approval. Tenant shall, within ten (10) days after receipt, either provide comments to such Plans or approve the same. Tenant shall be deemed to have approved such Plans if it does not timely provide comments on such Plans. If Tenant provides Landlord with comments to the initial draft of the Plans, Landlord shall provide revised Plans to Tenant incorporating Tenant’s comments within one (1) week after receipt of Tenant’s comments. Tenant shall, within five (5) business days after receipt, then either provide comments to such revised Plans or approve such Plans. Tenant shall be deemed to have approved such revised Plans if Tenant does not timely provide comments on such Plans. The process described above shall be repeated, if necessary, until the Plans have been finally approved by Tenant and Landlord; provided, however, if Landlord and Tenant cannot, despite using good faith efforts, reach agreement with respect to the Plans by June 15, 2005, then either Landlord or Tenant may terminate this Lease upon delivery of written notice to the other, whereupon (i) Landlord shall return to Tenant any prepaid Rent and (ii) the parties shall have no further rights or obligations under this Lease. Landlord hereby agrees that the Plans for the Initial Improvements shall comply with all applicable Governmental Requirements.
     Once the Plans have been finally approved, Landlord will promptly prepare all necessary construction drawings for the construction of the Initial Improvements. Upon the completion of such construction drawings, Landlord shall submit the same to Tenant for its approval. Tenant shall, within five (5) days after receipt, then either provide comments to such drawings or approve the same. Tenant shall be deemed to have approved such drawings if Tenant does not timely provide comments thereto. If Tenant timely provides any comments to such drawings, Landlord shall revise such drawings and resubmit the same to Tenant for its review and approval. Until such time as Landlord and Tenant mutually approve such construction drawings, the process described above shall be repeated as reasonably necessary, and both Landlord and Tenant agree to act in good faith in order to derive mutually acceptable construction drawings for the construction of the Initial Improvements.
     Once the Plans and all construction drawings relative thereto have been finalized and approved by Tenant and Landlord, Landlord shall promptly (i) submit the same to the appropriate governmental authorities for the issuance of all necessary building permits, and (ii) select a contractor to perform the construction of the Initial Improvements. Landlord shall use commercially reasonable efforts to cause the Initial Improvements to be substantially completed, except for mechanical adjustments or minor details of construction (“Punch List Items”), on or before July 1, 2005 (the “Intended Completion Date”), subject to Tenant Delay (as defined in Section 4 hereof) and Force Majeure.
     2. CHANGE ORDERS. If, prior to the Commencement Date, Tenant shall require improvements or changes (individually or collectively, “Change Orders”) to the Premises in addition to, revision of, or substitution for the Initial Improvements, Tenant shall deliver to Landlord for its approval plans and specifications for such Change Orders. If Landlord does not approve of the plans for Change Orders, Landlord shall advise Tenant of the revisions required. Tenant shall revise and redeliver the plans and specifications to Landlord within five (5) business days of Landlord’s advice or Tenant shall be deemed to have abandoned its request for such Change Orders. Tenant shall pay for all preparations and revisions of plans and specifications, and the construction of all Change Orders.
     3. TURN KEY. Landlord shall complete the Initial Improvements on a “turn key” basis; provided, however, Landlord has no obligation to pay for costs of (i) Change Orders or (ii) costs associated with cabling, telecommunications equipment, furniture, appliances and Tenant’s move into the Premises. Notwithstanding the foregoing, Landlord shall provide Tenant with a moving allowance of up to $355,000.00 for Tenant’s moving expenses, which allowance shall be provided to Tenant within ten (10) days after Tenant’s occupancy of the Premises.
     4. COMMENCEMENT DATE DELAY. The parties acknowledge and agree that the Commencement Date of the Lease shall not occur prior to the date that the Initial Improvements have been substantially completed (the “Completion Date”); provided, however, the Commencement Date shall not be deferred to or beyond the Completion Date to the extent that any one or more of the following (a “Tenant Delay”), has caused the Completion Date to occur after the Intended Completion Date:
          (a) Tenant’s request for Change Orders to the extent such Change Orders actually cause a delay; or
          (b) Contractor’s performance of any Change Orders, to the extent a delay results therefrom; or
          (c) Tenant’s request for materials, finishes or installations requiring unusually long lead times; or
          (d) Tenant’s delay in reviewing, revising or approving plans and specifications beyond the periods set forth herein; or
          (e) Tenant’s delay in providing information critical to the normal progression of the project. Tenant shall provide such information as soon as reasonably possible, but in no event longer than one week after receipt of such request for information from the Landlord; or
          (f) Tenant’s delay in making payments to Landlord for costs of the Change Orders; or

          (g) Any other act or omission by Tenant, its agents, contractors or persons employed by any of such persons, to the extent a delay results therefrom.
          Landlord agrees to use reasonable efforts to notify Tenant of any circumstances or acts or omissions of Tenant that constitute a Tenant Delay hereunder. If the Completion Date occurs after the Intended Completion Date, and such delay has resulted from a Tenant Delay, then, for purposes of this Lease, the Completion Date shall be deemed to be the date, determined in Landlord’s sole discretion, on which the Initial Improvements would have been substantially completed but for any Tenant Delay. For purposes hereof, the Initial Improvements shall be deemed to be “substantially completed” at such time as Landlord has certified to Tenant that (i) Landlord has completed the Initial Improvements in substantial conformance with the Plans, subject only to Punch List Items, (ii) Landlord has tendered possession of the Premises to Tenant, and (iii) Landlord has obtained any required certificates of occupancy necessary to permit Tenant to occupy the Premises.
          Landlord shall complete Punch List Items within thirty (30) days after the Commencement Date, and, for a period of one (1) year after the Commencement Date, Landlord shall promptly repair or correct any latent defects in the Initial Improvements, provided that Tenant gives Landlord written notice thereof within said one-year period.
     5. ACCESS BY TENANT PRIOR TO COMMENCEMENT OF TERM. Landlord at its discretion may permit Tenant and its agents to enter the Premises prior to the Completion Date to prepare the Premises for Tenant’s use and occupancy. Any such permission shall constitute a license only, conditioned upon Tenant’s:
          (a) working in harmony with Landlord and Landlord’s agents, contractors, workmen, mechanics and suppliers and with other tenants and occupants of the Building;
          (b) obtaining in advance Landlord’s approval of the contractors proposed to be used by Tenant and depositing with Landlord in advance of any work the contractor’s statement of the scope of work to be performed (or a copy of its construction contract with Tenant) and the form of lien waivers intended to be utilized by the contractor and all subcontractors and suppliers of material; and
          (c) furnishing Landlord with such insurance as Landlord may require against liabilities which may arise out of such entry.
          Landlord shall have the right to withdraw such license for any reason upon twenty-four (24) hours’ written notice to Tenant. Landlord shall not be liable in any way for any injury, loss or damage which may occur to any of Tenant’s property or installations in the Premises prior to the Commencement Date. Tenant shall protect, defend, indemnify and save harmless Landlord from all liabilities, costs, damages, fees and expenses arising out of the activities of Tenant or its agents, contractors, suppliers or workmen in the Premises or the Building. Any entry and occupation permitted under this Section shall be governed by Section 5 and all other terms of the Lease.
     6. MISCELLANEOUS. Terms used in this Appendix C shall have the meanings assigned to them in the Lease. The terms of this Appendix C are subject to the terms of the Lease.

APPENDIX C-1
SPACE PLANS

APPENDIX D
MORTGAGES CURRENTLY AFFECTING THE PROJECT
Northwestern Mutual Life Insurance Co.
720 East Wisconsin Avenue
Milwaukee, WI 53202
Attention: Real Estate Investment Department
Reference Loan No. 332559

D-1

APPENDIX E
COMMENCEMENT DATE CONFIRMATION
Landlord: Carr Texas OP, LP, a Delaware limited partnership
Tenant: Centex Homes, a Nevada general partnership
     This Commencement Date Confirmation is made by Landlord and Tenant pursuant to that certain Lease dated as of May 23, 2005 (the “Lease”) for certain premises known as Suites 100 and 200 in the building commonly known as Riata Corporate Park Building 2 (the “Premises”). This Confirmation is made pursuant to Item 9 of the Schedule to the Lease.
     1. Lease Commencement Date, Termination Date. Landlord and Tenant hereby agree that the Commencement Date of the Lease is                     , 2005, and the Termination Date of the Lease is                     , 200   .
     2. Acceptance of Premises. Tenant has inspected the Premises and affirms that the Premises is acceptable in all respects in its current “as is” condition, subject only to latent defects and Punch List Items, the correction of which Landlord shall complete in accordance with the terms of the Lease.
     3. Incorporation. This Confirmation is incorporated into the Lease, and forms an integral part thereof. This Confirmation shall be construed and interpreted in accordance with the terms of the Lease for all purposes.

TENANT: CENTEX HOMES, a Nevada general partnership
By:	Centex Real Estate Corporation, a Nevada corporation, its managing partner

By:	[Do Not Execute when Signing Lease]
Name:
Title:

E-2

LANDLORD: CARR TEXAS OP, LP, a Delaware limited partnership
By:	Carr Texas OP GP, LLC, a Delaware limited liability company, its general partner

By:	Carr Office Park, LLC, a Delaware limited liability company, its sole member

By:	CarrAmerica Realty Operating Partnership, LP, a Delaware limited partnership, its managing member

By:	CarrAmerica Realty
Corporation, a Maryland corporation, its general partner

By:
Name:
Title:

E-3

APPENDIX F
SPECIAL PROVISIONS
1. EXTENSION OPTION. Subject to Subsection B below, Tenant may at its option extend the Term of this Lease for two (2) periods of five (5) years each (each, a “Renewal Term”). Each Renewal Term shall be upon the same terms contained in this Lease excluding Appendix C of this Lease and except for the payment of Base Rent during the Renewal Term; and any reference in the Lease to the “Term” of the Lease shall be deemed to include each Renewal Term and apply thereto, unless it is expressly provided otherwise. Tenant shall have no additional extension options.
     A. The Base Rent during each Renewal Term shall be the Market Rate (defined hereinafter) for such space for a term commencing on the first day of the Renewal Term. “Market Rate” shall mean the then prevailing market rate for a comparable term commencing on the first day of the Renewal Term for tenants of comparable size for comparable space (giving due consideration to existing tenant improvements) in the Building and other first class office buildings in the vicinity of the Building, as reasonably determined by Landlord.
     B. To exercise any option, Tenant must deliver a binding notice to Landlord not less than nine (9) months prior to the expiration of the initial Term of this Lease. Thereafter, the Market Rate for the Renewal Term shall be calculated pursuant to Subsection C below and Landlord shall inform Tenant of the Market Rate. Such calculations shall be final and shall not be recalculated at the actual commencement of the Renewal Term. If Tenant fails to timely give its notice of exercise, Tenant will be deemed to have waived its option to extend.
     C. Market Rate shall be determined as follows:
     (i) If Tenant provides Landlord with its binding notice of exercise pursuant to Subsection B above, within thirty (30) days of receipt of such notice, Landlord shall calculate and inform Tenant of the Market Rate. If Tenant rejects the Market Rate as calculated by Landlord, Tenant shall inform Landlord of its rejection within ten (10) days after Tenant’s receipt of Landlord’s calculation, and Landlord and Tenant shall commence negotiations to agree upon the Market Rate. If Tenant fails to timely reject Landlord’s calculation of the Market Rate it will be deemed to have accepted such calculation. If Landlord and Tenant are unable to reach agreement within fifteen (15) days after Landlord’s receipt of Tenant’s notice of rejection, then the Market Rate shall be determined in accordance with (ii) below.
     (ii) If Landlord and Tenant are unable to reach agreement on the Market Rate within said fifteen (15) day period, then within five (5) days thereafter, Landlord and Tenant shall each simultaneously submit to the other in a sealed envelope its good faith estimate of the Market Rate. If the higher of such estimates is not more than one hundred five percent (105%) of the lower, then the Market Rate shall be the average of the two. Otherwise, the dispute shall be resolved by arbitration in accordance with (iii) and (iv) below.

     (iii) Within seven (7) days after the exchange of estimates, the parties shall select as an arbitrator an independent MAI appraiser with at least ten (10) years of experience in appraising office space in the metropolitan area in which the Project is located (a “Qualified Appraiser”). If the parties cannot agree on a Qualified Appraiser, then within a second period of seven (7) days, each shall select a Qualified Appraiser and within ten (10) days thereafter the two appointed Qualified Appraisers shall select a third Qualified Appraiser and the third Qualified Appraiser shall be the sole arbitrator. If one party shall fail to select a Qualified Appraiser within the second seven (7) day period, then the Qualified Appraiser chosen by the other party shall be the sole arbitrator.
     (iv) Within twenty-one (21) days after submission of the matter to the arbitrator, the arbitrator shall determine the Market Rate by choosing whichever of the estimates submitted by Landlord and Tenant the arbitrator judges to be more accurate. The arbitrator shall notify Landlord and Tenant of its decision, which shall be final and binding. If the arbitrator believes that expert advice would materially assist him, the arbitrator may retain one or more qualified persons to provide expert advice. The fees of the arbitrator and the expenses of the arbitration proceeding, including the fees of any expert witnesses retained by the arbitrator, shall be paid by the party whose estimate is not selected. Each party shall pay the fees of its respective counsel and the fees of any witness called by that party.
          D. Tenant’s option to extend this Lease is subject to the conditions that: (i) on the date that Tenant delivers its binding notice exercising an option to extend, Tenant is not in default under this Lease after the expiration of any applicable notice and cure periods, and (ii) except to a Permitted Transferee, Tenant shall not have assigned the Lease, or sublet any portion of the Premises under a sublease which is effective at any time during the final twelve (12) months of the initial Term.
2. RIGHT OF FIRST REFUSAL. Subject to Subsection B below, and subject to any renewal options of any current tenant in the Building (a “Prior Tenant”), Landlord hereby grants to Tenant for the Term of the Lease a recurring right of first refusal to lease the portion of the first (1st) floor of the Building immediately contiguous to the portion of the original Premises on the first (1st) floor (collectively, the “RFR Space”), to be exercised in accordance with Subsection A below.
     A. In the event Landlord receives a bona fide offer or proposal from a third party to lease all or a portion of the RFR Space acceptable to Landlord, which may be evidenced by a written proposal from a prospective tenant detailing all substantive lease terms, Landlord shall so notify Tenant (“Landlord’s RFR Notice”), identifying the available RFR Space and setting forth the business terms of such offer or proposal. Tenant shall notify Landlord within five (5) business days of receipt of Landlord’s RFR Notice whether it desires to lease such RFR Space on the terms set forth in Landlord’s RFR Notice. If Tenant does not notify Landlord within said 5-day period that it will lease such RFR Space, Tenant shall have no further right of first refusal for such RFR Space unless Landlord fails to enter into a lease for such RFR Space substantially on such terms within six (6) months following Landlord’s RFR Notice, in which case the RFR Space shall again be subject to Tenant’s right of first refusal as set forth herein after such 6-month period. Furthermore, if at any time during the Lease Term the RFR Space or any portion of it subsequently becomes available for rent, Tenant’s recurring right of first refusal shall again become applicable with respect to such space. If Tenant exercises its right of first refusal with respect to the RFR Space, such space shall be added to the Premises for all purposes of this Lease on (a) the terms specified in Landlord’s RFR Notice (except that the lease term for such RFR Space shall be coterminous with the Term of the Lease), and (b) the terms of this Lease to the extent that they do not conflict with the terms specified in Landlord’s RFR Notice.
     B. Tenant’s right of first refusal is subject to the conditions that: (i) on the date that Tenant delivers its notice exercising its right of first refusal, Tenant is not in default under this Lease after the expiration of any applicable notice and cure periods, and (ii) except to a Permitted Transferee, Tenant shall not have assigned the Lease, or sublet any portion of the Premises under a sublease which is in effect at any time during the period commencing with Tenant’s delivery of its notice and ending on the date the RFR Space is added to the Premises.
     C. Promptly after Tenant’s exercise of its right of first refusal, Landlord shall execute and deliver to Tenant an amendment to the Lease to reflect changes in the Premises, Base Rent, Tenant’s Proportionate Share and any other appropriate terms changed by the addition of the RFR Space. Within fifteen (15) business days thereafter, Tenant shall execute and return the amendment, or be deemed not to have elected to exercise its right of first refusal as to the RFR Space, and Landlord shall thereafter be free to lease the RFR Space to such third party offeror.
3. SIGNAGE.
     A. Subject to provisions of this Section 3, Landlord grants Tenant the nonexclusive right to place a building sign identifying the tenancy of Tenant on the Building (the “Sign”). For purposes of this Section and Tenant’s right to the Sign, “Tenant” shall mean only the original party who signed this Lease on the execution date as the tenant.
     B. Tenant hereby covenants and agrees that:
     (i) The size, dimensions, material, content, design, construction, location and method of installation of the Sign shall be as depicted on Schedule F-1 (location) and Schedule F-2 (plans and specifications) attached hereto. Any changes or additions to such exhibit shall require Landlord’s prior written consent;
     (ii) Tenant shall be responsible for ensuring that the Sign is in compliance with all applicable codes, ordinances, statutes, rules and regulations, including any action or rule of any landmark and/or historical commission having jurisdiction;
     (iii) Tenant, at its sole cost and expense, shall obtain and comply with all consents, approvals and permits necessary from all governmental and quasi-governmental authorities and landmark and/or historical commissions having jurisdiction;
     (iv) Tenant, at its sole cost and expense, shall insure the Sign as part of its property and shall also carry liability and property damage insurance with respect to the Sign in amounts equal to full replacement and reinstallation costs of the Sign; and
     (v) Tenant, at its sole cost and expense, shall clean and maintain the Sign on a regular basis so as to ensure that the Sign retains an attractive appearance at all times.

     C. In addition to the foregoing, Tenant shall:
     (i) Pay all costs associated with creating, designing, manufacturing, installing, cleaning, maintaining, repairing and replacing (if necessary) the Sign; and
     (ii) Be permitted to illuminate the Sign; provided, however, that Tenant pays all costs of such illumination, which costs shall include, without limitation, the installation, operation, maintenance, repair and replacement of bulbs and ballasts (“Lighting Costs”). If any of the Lighting Costs are invoiced to Landlord, such costs shall become immediately due upon invoice to Tenant therefor from Landlord.
     D. In the event that Tenant:
     (i) Assigns the Lease (except as may be permitted under Paragraph 17G of the Lease); or
     (ii) Is in default of the Lease beyond any applicable notice and cure periods;
Then, upon not less than thirty (30) days’ prior written notice, Landlord may, but is not required to, terminate Tenant’s rights and privileges pursuant to this Section II and remove the Sign from the Building.
     E. Upon the expiration or earlier termination of this Lease or of Tenant’s right to possession of the Premises, or upon termination of Tenant’s rights and privileges in accordance with paragraph D of this Section 2:
     (i) If Landlord desires that the Sign be removed, Tenant shall, at Tenant’s sole cost and expense, remove the Sign and restore and repair all parts of the Building affected by the installation or removal of the Sign to the condition existing prior to its installation or to a condition otherwise reasonably acceptable to Landlord; or
     (ii) If Landlord does not then desire that the Sign be removed, such Sign shall remain until such time as Landlord shall desire that it be removed, in which event Landlord shall remove the Sign and repair and restore all damage caused by such removal, and such removal, repair and restoration costs shall be deemed Additional Rent, due and payable by Tenant upon invoice therefor from Landlord.
     F. Tenant’s rights hereunder shall be subject to the existing signage rights of other tenants or occupants of the Building, and Landlord shall be permitted to grant to other tenants of the Building the right to install signage on or in the Building.
4. TERMINATION RIGHT. To be effective on the last day of the sixtieth (60th) Lease Month (“Termination Date”), so long as Tenant is not in default under this Lease, Tenant shall have a one-time right (“Termination Right”) to terminate this Lease in its entirety by timely providing Landlord written notice of Tenant’s exercise of such Termination Right (the “Termination Notice”), and paying to Landlord the Termination Payment (defined below). The Termination Notice must be given to Landlord on or before the day which is six (6) months prior to the Termination Date. Once exercised by Tenant, the Termination Right may not be revoked by Tenant without Landlord’s consent. The Termination Payment must be paid by Tenant to Landlord within thirty (30) days following Tenant’s receipt from Landlord of its calculation of the amount of the Termination Payment in order for the Termination Notice to be effective. The failure of Tenant to timely give the Termination Notice and/or pay the Termination Payment shall be deemed a waiver by Tenant of the Termination Right.
     As used herein, “Termination Payment” shall mean a cash amount equal to the sum of the (a) six (6) month’s Rent at the rate charged immediately prior to the Termination Date, plus (b) the aggregate of the unamortized portions (as of the Termination Date) of (i) costs incurred by Landlord in the construction and installation of the Tenant Improvements, (ii) leasing commissions paid by Landlord in connection with this Lease, and (iii) moving costs provided by Landlord to Tenant, such amortization being calculated by using a straight line method over the Term of the Lease and a eight percent (8%) per annum interest factor. Notwithstanding the foregoing, in the event that Tenant has exercised its right to lease any RFR Space in accordance with the terms hereof, the Termination Payment shall also include such amounts relative to the RFR Space.

APPENDIX G
CURRENT JANITORIAL SERVICES
A.	Building Entrance/Main Lobby Area:
1.	Daily/As Necessary
a.	Thoroughly clean the entire glass entrance doors, including handles.

b.	Thoroughly dust all lobby furniture and fixtures.

c.	Remove all fingerprints, smudges, and dirt from all vertical surfaces within 72” from floor.

d.	Thoroughly clean Directory Board.

e.	All carpeted areas shall be thoroughly vacuumed. Spot cleaned as necessary. This shall include walk-off mats if present.

f.	Hard surface floor areas shall be maintained in a manner which consistently presents the appearance desired without visible evidence of traffic patterns. Particular attention shall be paid to edges to ensure a proper, dust free, consistent appearance. Any damage to the stone surface, resulting from improper care, shall be the full responsibility of the Contractor.

g.	All metal surfaces shall be maintained in a manner consistent with the original intent of the manufacturer and the desires of Landlord or its property manager.

h.	Thoroughly clean entire lobby area to include, but not limited to, dust/wipe down work area, empty trash receptacles, replace trash liner, clean telephone equipment, and dust chairs. This area shall be maintained in a manner, which presents only the highest quality impression possible.
2.	Periodic
a.	Strip, refinish, or otherwise maintain hard surface floor finishes to ensure an appearance consistent with that desired by the architects of the facility as requested by Landlord or its property manager.

b.	Thoroughly clean, monthly, in a manner specified by management, all carpeted floor surfaces, including area carpets.

c.	Dust and damp wipe, to remove all residues on a quarterly basis, all vertical surfaces above 72” in height. If special lift equipment is necessary this item shall be considered a special request, outside the terms of this Agreement.

d.	On a quarterly basis all air diffuses and light fixtures will be thoroughly washed and wiped clean. If special lift equipment is necessary this item shall be considered a special request outside the terms of this Agreement.
B.	Elevators:
1.	Daily
a.	Damp wipe, dust, and/or thoroughly clean, using the appropriate chemicals and polishes, all exterior and interior doors, cab walls, door frames, and indicator panels.

b.	Vacuum all carpeted floor surfaces to remove soil, loose debris, and dust. Particular attention to be paid to edges. Spot clean as necessary.

c.	Maintain hard surface floors in a manner consistent with process utilized in main lobby area. Appearance shall be consistent and free of traffic/wear patterns.

d.	Clean and polish tracks, plates, and grooves.
2.	Periodic
a.	Dust inside of telephone cabinets weekly clean thoroughly weekly.

b.	Thoroughly dust ceilings, light fixtures and ceiling finishes weekly.

c.	Shampoo carpets monthly or more often if necessary.
C.	Tenant Occupied Areas:
1.	Daily
a.	Empty all waste baskets and reline with approved liner as necessary.

b.	Remove all waste to designated area.

c.	Dust all horizontal surfaces. Paper shall not be disturbed on desks.

d.	Clean all glass furniture tops.

e.	Vacuum all carpets.

f.	Sweep and damp mop all non-carpeted areas to produce a thoroughly clean appearance.

g.	Damp wipe and clean all counters and tops of appliances in kitchen areas, so long as those surfaces do not have any items on them. Dust thoroughly.

h.	Thoroughly clean and polish all water coolers and fountains.

i.	Windows shall remain closed and locked.

j.	Venetian blinds shall remain in the position found or adjusted as requested.

k.	Spot clean carpeting in conjunction with Tenant’s carpet cleaning program.
2.	Weekly
a.	Detail vacuum all carpets, including under moveable furniture, with particular attention to edges.

b.	Clean all window frames, sills, chair rails, convector tops, picture frames, or frames of wall hangings within 72” of floor surface.

c.	High dust within 72” of floor.

d.	Clean all baseboards.
3.	As Necessary
a.	Clean doors, doorframes, walls, millwork, file cabinets, nameplates, and switch plates to remove fingerprints, spills, and other markings.

b.	Clean all metal trim work.

c.	Maintain all composition hard surface floors to ensure a scuff-free high gloss, clean appearance.
4.	Periodic
a.	Dust all window blinds monthly.

b.	Clean all lighting and ventilation fixtures monthly.
5.	Other
a.	Remove all recyclable materials to designated areas as specified by Landlord or its property manager.

b.	Lights shall be turned off and doors locked unless specifically designated otherwise.

c.	Wash waste receptacles as designated by Landlord or its property manager.
D.	Common Area Corridors and Elevator Lobbies:
1.	Daily
a.	All carpeted floor surfaces are to be vacuumed including edges and under furniture.

b.	Baseboards shall be wiped with a treated dust cloth.

c.	Spot-clean carpet and baseboards as necessary.

d.	All hard surface floors shall be dust mopped, wet mopped, spray buffed, and refinished as necessary to preserve and present a uniform appearance free of wear patterns, stains, and scuffs.

e.	Washable wall surfaces shall be spot cleaned to remove all smudges, stains, and handprints.

f.	Doors and doorframes shall be spot cleaned to remove hand-marks and stains. Dust as necessary.

g.	Glass entrances and doors shall be spot cleaned to remove any fingerprints, smudges, or stains.

h.	All metalwork, such as mail chutes, door hardware, metal lettering, etc. shall be wiped clean and polished as directed by management.

i.	Elevator doors and tracks shall be wiped down, and polished if necessary, to remove all dust, marks, and stains.

j.	Remove all debris from cigarette urns or ash receptacles, replacing materials as necessary.

k.	Dust furniture, accessories, ledges, and all other horizontal surfaces using a treated cloth. Vacuum upholstery as necessary.
2.	Weekly
a.	Thoroughly clean glass entrances and doors.
3.	Monthly
a.	Dust all areas not accomplished during daily maintenance schedule. This shall include, but not be limited to, ledges, air diffuses, vents, lights, etc.

b.	Thoroughly dust interior of fire extinguisher cabinet including unit. Clean glass door if applicable.

c.	Dust Venetian blinds if applicable.
4.	Quarterly
a.	Dust and damp wipe, where necessary, all light lenses and fixtures including exit lights. This does not include parabolic lenses.

b.	Wash and dry all air diffuses.
E.	Restroom Facilities (Including tenant facilities):
1.	Daily
a.	Damp wipe with a mild, non-abrasive, approved germicidal detergent all counter tops, doors, walls, door frames, kick plates, thresholds, and partitions.

b.	Clean and polish towel and tissue dispensers, flushometers, shelves, fixtures, and all other metal surfaces to remove all soil.

c.	Thoroughly clean all mirrored surfaces to a clean, streak-free, appearance.

d.	Empty and damp wipe all waste paper containers. Replace liner daily.

e.	Thoroughly clean sinks and polish fixtures.

f.	Toilets, toilet seats, and urinals shall be thoroughly cleaned using an approved germicidal cleaner. All stains, streaks, and deposits shall be removed. Clean, and polish all bright work.

g.	Empty and thoroughly clean feminine product disposal receptacles and replace liner.

h.	Sweep and wet mop floor using a germicidal detergent approved by Management. Particular attention shall be paid to corners and edges to prevent splashing and build-up.

i.	Refill all toilet tissue, paper towel, sanitary napkins, soap, and toilet seat cover dispensers using Owner-approved products.

j.	Thoroughly clean all countertops to eliminate the buildup of soap residue and calcium deposits.
2.	Weekly
a.	Thoroughly wash partitions and walls. Remove graffiti immediately where possible. If not possible report to Landlord or its property manager.

b.	Thoroughly clean base of walls and edges.

c.	Dust ventilating diffuses and light lenses.

d.	Pour water, and appropriate chemical, down floor drains to reduce odors.
3.	Monthly
a.	Machine scrub floors with particular attention paid to grout, corners, and edges.
4.	Quarterly
a.	Thoroughly wash walls, floors to ceiling, with approved germicidal detergent. Wash doors and door frames.

b.	Polish countertops.
5.	As Necessary, if Specified.
a.	Apply approved seal and floor finish and maintain in a manner to ensure a clean, scruff free, appearance.
F.	Trash Removal and Loading Dock Responsibilities
1.	Daily
a.	All trash collected throughout facility shall be transported to, and deposited in, receptacle designated by Landlord or its property manager.

b.	Recyclable products shall be collected by Contractor and deposited in receptacles designated by Landlord or its property manager in accordance with recycling program of facility. No mixing of recycling products shall occur.

c.	Clean all debris from around trash receptacle area in loading dock area.

d.	Hose down, and police, around trash dumpster to remove spillage resulting from trash removal.
G.	Stairways
1.	Interior tenant stairways shall be maintained in the same manner as tenant occupied space including, but not limited to, the following on a daily basis; thorough vacuuming, dusting of all surfaces, spot clean all glass surfaces, clean and polish metal work, and spot clean carpets.

2.	Building exit stairways shall be policed daily to remove all debris, damp mop as necessary to remove spills. Weekly dust mop and damp mop landings and stairs, spray buff and refinish as necessary to ensure a high gloss appearance. Spot clean and dust walls, handrails, and fixtures as necessary. Dust lights, pipes, and signage monthly.
H.	Special Projects/Periodics/Other
1.	Schedule, through appropriate tenant representative, the thorough dusting of desks, furniture; and other horizontal surfaces, otherwise inaccessible to nightly maintenance as necessary.

2.	Maintain all tenant area hard surface floor areas as necessary to ensure a high gloss, scuff free appearance.

3.	Dust and damp wipe all tenant area kitchens, copy rooms, and lounge counter tops and appliances daily.

4.	Vacuum all walk-off mats thoroughly while in place. Spot clean as necessary. Shampoo monthly or more often if necessary.

5.	Dust all exit lights monthly.

6.	Contractor shall protect all carpeted areas, baseboards, walls, doors, and elevator doors and frames while performing hard surface floor care.

7.	Respond fully to all requests of Landlord or its property manager and key tenant representatives to any areas not otherwise covered under these specifications.
I.	Metal Care (Optional, may be performed by another contractor)
1.	Bronze/Brass Finishes
a.	Wash all metal to remove dust, hand prints, or smudges daily with clean water and using a soft towel or diaper-like cloth. Surface should always be wiped with the grain of the metal.

b.	Handrails, control panels, call buttons, and other high wear areas are to be waxed on a weekly basis with a pre-softened auto was and buffed with a soft, diaper-like cloth. Do not allow wax to accumulate around, and in, buttons on seams in the metal. All wiping of the surface should be with the grain of the metal.

c.	All remaining metal surfaces shall be waxed, as in Item B above, semi-annually.

d.	To remove any stain which cannot be removed through washing with clear water utilize only naphtha solvent. If stain is unable to be removed in this manner, report it to Landlord or its property manager.
2.	Stainless Steel Finishes
a.	Wash all metal to remove dust, hand prints, or smudges daily with clean water and using a soft towel or diaper-like cloth. Surface should always be wiped with, the grain of the metal.

b.	Handrails, control panels, call buttons, and other high wear areas are to be waxed on a weekly basis with a pre-softened auto was and buffed with a soft, diaper-like cloth. Do not allow wax to accumulate around, and in, buttons on seams in the metal. All wiping of the surface should be with the grain of the metal.

c.	All remaining metal surfaces shall be waxed, as in Item B. above, semi-annually,

d.	To remove any stain which cannot be removed through washing with clear water utilizing a neutral detergent. If stain is unable to be removed in this manner, report it to Landlord or its property manager.
J.	Qualifications
     Landlord shall maintain the Building in a manner consistent with comparable Class A buildings; however, Landlord reserves the right, at Landlord’s sole discretion, to amend these specifications from time to time without notice.